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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-108607 of Immersion Corporation on Form S-3 of our report dated March 23, 2004 appearing in the Current Report on Form 8-K of Immersion Corporation dated March 24, 2004 on the consolidated financial statements and related financial statement schedule as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" in 2002, and to the reference to us under the heading ''Experts'' in the Prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP
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San Jose, California
March 25, 2004